                                COMMITMENT LETTER

Wuxi Seamless Oil Pipes Company Limited:

On April 22, 2005, your company and Bank of Communications Wuxi Branch Chaoyang
Sub-branch (hereinafter "BOC") entered into a Guarantee Contract (No.
Boccy-D062(2005)-122). According to this Guarantee Contract, your company provided joint liability guarantee for China Huayuan Group Jiangsu Company
Limied (hereinafter referred to as "Huayuan Jiangsu") which borrowed RMB 9 million from the BOC, for which the repayment was due on October 20, 2005; the term of your guarantee is for two years from the end of the debt repayment period.

We hereby covenant that in case Huayuan Jiangsu is unable to repay the above-mentioned RMB 9 million loan, interests and other fees to the BOC and the
BOC requires your company to perform the guarantee responsibility for the repayment of such debt, our company will volunteer to undertake such guarantee responsibility to the BOC. If our company repays such debt to the BOC, our company will reclaim it from Huayuan Jiangsu, but not your company. Moreover, even if we fail to reclaim such payments from Huayuan Jiangsu, we nevertheless agree to waive the right of recourse against your company.

                                        Wuxi Longhua Steel Pipes Company Limited

                                                                          (Seal)

                                                          Date: January 11, 2007